EXHIBIT 99.1

Atreca Reports Second Quarter 2019 Financial Results and Recent Corporate Developments

REDWOOD CITY, Calif.—(BUSINESS WIRE) — August 13, 2019 — Atreca, Inc. (Atreca)
(NASDAQ: BCEL), a biotechnology company focused on developing novel therapeutics based on a deep understanding of the human immune response, today announced financial results for the second quarter ended June 30, 2019, and provided an overview of Atreca’s recent developments.

“The second quarter of 2019 was a highly productive period for Atreca, highlighted by the completion of our successful initial public offering, which further strengthens our ability to execute on the promise of our differentiated technology platform drawn from a deep understanding of the human immune response,” said John Orwin, Chief Executive Officer. “We believe our lead product candidate, ATRC-101, represents an exciting and novel approach to cancer therapy with the potential to drive better outcomes for patients across a variety of solid tumors. We look forward to submitting the Investigational New Drug (IND) application for ATRC-101 later this year and initiating a Phase 1b clinical trial in patients with solid tumors in early 2020.”

Recent Developments and Highlights

•                  In June 2019, Atreca successfully completed its initial public offering, raising $130.8 million in net proceeds.

•                  In July 2019, Atreca further strengthened its management team with the appointments of Lisa L. Decker, Ph.D., as Chief Business Officer and Courtney J. Phillips as General Counsel.

Upcoming Milestones

•                  Atreca anticipates filing an IND application with the U.S. Food and Drug Administration for ATRC-101 in late 2019 and initiating a Phase 1b clinical trial in patients with solid tumors in early 2020.

Second Quarter 2019 Financial Results

•                  As of June 30, 2019, cash and cash equivalents and short-term investments totaled $219.7 million. This includes net proceeds of approximately $130.8 million from Atreca’s June 2019 initial public offering of common stock, after deducting the underwriting discounts and commissions and expenses of the offering.

•                  Research and development expenses for the three months ended June 30, 2019 were $15.9 million, including non-cash share-based compensation expense of $752,000.

•                  General and administrative expenses for the three months ended June 30, 2019 were $3.5 million, including non-cash share-based compensation expense of $607,000.

•                  Atreca reported a net loss of $17.9 million, or basic and diluted net loss per share attributable to common stockholders of $3.67, for the three months ended June 30, 2019.

About Atreca, Inc.

Atreca is a biopharmaceutical company utilizing its differentiated platform to discover and develop novel antibody-based immunotherapeutics to treat a range of solid tumor types. Atreca’s discovery platform relies on the human immune system to discover unique antibody-target pairs from patients experiencing an active immune response against their tumors. These unique antibody-target pairs represent a potentially novel and previously unexplored landscape of immuno-oncology targets and provide the basis for novel clinical therapeutic candidates such as ATRC-101, the company’s lead clinical candidate. The company expects to file an Investigational New Drug application for ATRC-101 by the end of 2019 and to commence a Phase 1b study in multiple solid tumor types in early 2020. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our clinical and regulatory plans. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”,  “expect,” “plan,” “anticipate,” “believe,” “estimate,” “potential,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, any clinical trials and Investigational New Drug application and other regulatory submissions, and other matters that are described in our prospectus, dated June 19, 2019, as filed with the Securities and Exchange Commission (SEC) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which is available on the SEC’s website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2019	2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$154,959	$114,504
Investments	64,703	—
Prepaid expenses and other current assets	2,589	2,721
Total current assets	222,251	117,225
Property and equipment, net	4,155	4,143
Deposits and other	974	316
Total assets	$227,380	$121,684

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$3,942	$1,307
Accrued expenses	4,299	3,008
Other current liabilities	158	247
Total current liabilities	8,399	4,562
Capital lease obligations, net of current portion	77	100
Deferred rent	22	6
Preferred stock warrant liability	—	380
Total liabilities	8,498	5,048

Convertible preferred stock	—	209,669

Stockholders’ equity (deficit)
Common stock	3	—
Additional paid-in capital	346,915	3,593
Accumulated other comprehensive loss	86	(4)
Accumulated deficit	(128,122)	(96,622)
Total stockholders’ equity (deficit)	218,882	(93,032)
Total liabilities and stockholders’ equity (deficit)	$227,380	$121,684

Atreca, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Expenses
Research and development	$15,922	$7,419	$27,635	$14,062
General and administrative	3,537	1,632	6,055	2,932
Total expenses	19,459	9,051	33,690	16,994
Interest and other income (expense)
Other income	1,021	347	1,186	560
Interest income	594	33	1,139	90
Interest expense	(2)	(2)	(4)	(5)
Preferred stock warrant liability revaluation	(73)	7	(123)	27
Loss on disposal of property and equipment	(2)	(1)	(7)	(1)
Loss before income tax expense	(17,921)	(8,667)	(31,499)	(16,323)
Income tax expense	—	(1)	(1)	(1)
Net loss	$(17,921)	$(8,668)	$(31,500)	$(16,324)
Net loss per share, basic and diluted	$(3.67)	$(4.13)	$(8.97)	$(7.79)
Weighted-average shares used in computing net loss per share, basic and diluted	4,888,987	2,097,296	3,512,606	2,095,363

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com
or
Media:
Burns McClellan, Inc.

Robert Flamm, Ph.D. / Ryo Imai

212-213-0006 ext. 364 / 315

rflamm@burnsmc.com / rimai@burnsmc.com
or
Investors:
Alex Gray, 650-779-9251, ext. 251
agray@atreca.com

Source: Atreca, Inc.